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                                                                    EXHIBIT 23.1








            Consent of Independent Registered Public Accounting Firm
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The Board of Directors
Insurance Auto Auctions, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of Insurance Auto Auctions, Inc. of our report dated March 25, 2004 relating to the consolidated balance sheets of Insurance Auto Auctions, Inc. and subsidiaries as of December 28, 2003 and December 29, 2002, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 28, 2003, which report appears in the December 28, 2003 annual report on Form 10-K of Insurance Auto Auctions, Inc. Our report refers to the Company's change in the method of accounting for goodwill and other intangibles in 2002.

/s/ KPMG LLP

Chicago, Illinois
June 30, 2004